Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

SEI Liquid Asset Trust:

We consent to the use of our report dated August 30, 2010, with respect to the financial statements of the SEI Liquid Asset Trust comprising the Prime Obligation Fund as of June 30, 2010, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading, “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 28, 2010